Exhibit (b)(2)

AMENDMENT TO BY-LAWS

OF

EATON VANCE NATIONAL MUNICIPAL TRUST

April 3, 2009

Pursuant to ARTICLE XIII of the BY-LAWS of Eaton Vance National Municipal Trust (the “Trust”), upon the vote of a majority of the Trustees of the Trust, the BY-LAWS of the Trust are amended to reflect the change of name of the Trust to Eaton Vance National Municipal Opportunities Trust.

*******************